Exhibit 4(d)

WASHINGTON REAL ESTATE INVESTMENT TRUST

ARTICLES OF AMENDMENT

Washington Real Estate Investment Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The first sentence of Section 8.1 of the Trust’s Declaration of Trust is hereby amended to read as follows:

Section 8.1. The number of Trustees shall not be less than three (3) nor more than eleven (11), the exact number of which shall be determined from time to time by a resolution of the Board of Trustees.

SECOND: The first sentence of Section 8.4 of the Trust’s Declaration of Trust is hereby amended to read as follows:

Section 8.4. In case a vacancy in the number of Trustees shall occur through an increase in the number of authorized Trustees, death, resignation, or removal (unless the vacancy occurring through removal has already been filled by the shareholders acting pursuant to the provisions of Section 10.2 hereof), the remaining Trustees or Trustee may fill such vacancy by appointing by an instrument in writing signed by a majority of the Trustees such person as they or he in their absolute discretion shall see fit, but no such appointment shall become effective unless and until the person so appointed shall have delivered to the President of the Trust an instrument in writing, signed by such person acknowledging and agreeing to be bound by this Declaration of Trust.

THIRD: The Board of Trustees of the Trust, at a meeting duly called and held on February 16, 2006, adopted a resolution which approved the foregoing amendments to the Declaration of Trust and directed that such amendments be submitted for approval by the shareholders of the Trust.

FOURTH: The shareholder of the Trust, voting at a meeting duly called and held on May 26, 2006, adopted a resolution which approved and adopted the amendments of the Declaration of Trust by a vote of more than seventy percent of the issued and outstanding shares of beneficial interest of the Trust entitled to vote thereon.

FIFTH: The undersigned, Chairman and Chief Executive Officer of Washington Real Estate Investment Trust, hereby acknowledges these Articles of Amendment to be that act of the Trust and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein are true in all material respects, under the penalties of perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 31st day of May, 2006.

ATTEST:		WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ Laura M. Franklin	By:	/s/ Edmund B. Cronin, Jr.
	Laura M. Franklin		Edmund B. Cronin, Jr.
	Secretary		Chairman and Chief Executive Officer

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